Memorandum of Understanding

     Memorandum of Understanding, dated as of November 6, 2000, by and between AT&T Wireless Services, Inc., a Delaware corporation ("AWS"), and Dobson Communications Corporation, an Oklahoma corporation ("Dobson").

     WHEREAS, Dobson and AWS have entered into a joint venture known as American Cellular Corporation, which operates cellular telecommunications systems in parts of the states of Minnesota, Wisconsin, Kentucky, Ohio, West Virginia, Pennsylvania and New York;

     WHEREAS, Dobson and AWS each desire to expand its involvement with the other by forming another joint venture that will design, construct, own and operate wireless telecommunications systems using PCS licenses issued by the Federal Communications Commission (the "FCC") in the markets listed on Schedule I hereto (the "JV Markets") if Dobson (through its subsidiary, DCC PCS, Inc.) acquires PCS licenses for one or more of the JV Markets in the FCC C & F Block Auction scheduled to commence December 12, 2000 (the "FCC Re-auction").

     NOW, THEREFORE, the parties agree as follows:

     1. Formation of JV Company; Purpose. Each of Dobson and AWS shall jointly form a limited liability company under the laws of the State of Delaware which shall be the joint venture company (the "JV Company"). The purpose of the JV Company shall be to provide voice and data services in the JV Markets in accordance with the standards set forth herein and to be set forth in the limited liability company agreement of the JV Company.

     2. Equity Capitalization. In exchange for equity interests in the JV Company, (i) Dobson shall contribute PCS licenses of at least 10 MHz covering one or more of the JV Markets acquired in the FCC Re-auction and (ii) AWS shall contribute PCS licenses of at least 10 MHz for each of the JV Markets contributed by Dobson. The relative value of the contributions made by each party shall be determined by mutual agreement of the parties at the time such contributions are made. Subsequent transfers of all equity interests shall be subject to customary limitations and rights of first refusal and tag-along rights, all to be specified in the limited liability company agreement of the JV Company described in Section 5(a) below. It is expressly understood by the parties that nothing contained herein will require DCC PCS, Inc. or Dobson to bid on or otherwise attempt to acquire any license in the JV Markets.

     3. FCC Compliance; Governance. The parties anticipate that Dobson will retain both de jure and de facto control of JV Company through its ownership of at least 50% of the voting interests in JV Company. Each of Dobson and AWS acknowledge and agree that the ownership, management, governance and operations of the JV Company shall be such as to comply with all applicable rules and regulations of the FCC, including the rules governing de jure and de facto control of licenses won in


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"closed auctions" in the FCC Re-auction. Each of Dobson and AWS further acknowledge and agree that, subject to applicable FCC rules, AWS shall be provided with customary minority investor covenants, all to be specified in the limited liability company agreement of the JV Company described in Section 5(a) below.

     4. Interoperability; Quality Standards.

     (a) Any wireless communications system constructed or operated by the JV Company (i) will be designed to operate on the basis of (x) the present and future TDMA standard set by the Telecommunications Industry Association (currently IS-136) or (y) such other standard (including without limitation "3G") as may be designated by AWS from time to time, subject to the approval of Dobson, such approval not to be unreasonably withheld and (ii) will be fully interoperable with the wireless communications system of AWS and its affiliates (for so long as such system of AWS and its Affiliates is based on such a TDMA or other standard).

     (b) Any wireless communications system constructed or operated by the JV Company shall meet the same quality standards applicable to wireless communications systems that are owned or operated by AWS and its affiliates, as such standards shall be specified by AWS in its reasonable discretion from time to time, subject to the approval of Dobson, such approval not to be unreasonably withheld.

     5. Limited Liability Company Agreement; Other Operating Agreements.

     (a) In the event that DCC PCS, Inc. is the winning bidder in the FCC Re-auction for any licenses in the JV Markets, then promptly following the FCC's deadline for making the downpayment on such licenses, Dobson and AWS shall negotiate in good faith and enter into the limited liability company agreement of the JV Company, containing the terms specified herein and such other terms as shall be mutually agreed to by the parties.

     (b) Concurrently with the negotiation and entering into of the limited liability company agreement of the JV Company, each of Dobson and AWS shall negotiate, and shall cause the JV Company to negotiate, in good faith the following agreements:

          (i) a branding agreement relating to the use by the JV Company of the "AT&T" brand or such other brand as shall be mutually agreed to by the parties;

          (ii) a management agreement providing for the management of the business and operation of the JV Company by Dobson, at all times subject to the ultimate control of the JV Company;

          (iii) a roaming agreement permitting each of Dobson and AWS to roam on the JV Company's system. Terms of this agreement will include a minimum ten-year term. Pricing shall be fair and reasonable and determined



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     giving consideration to spectrum, network construction and operating costs incurred by the JV Company; and

          (iv) such other operating agreements as each of Dobson and AWS shall deem to be necessary or desirable.

     (c) To the extent permitted under applicable FCC law, the roaming agreement specified in 5(b)(iii) above and each other operating agreement entered into pursuant to 5(b)(iv) above, shall afford each of Dobson and AWS, as applicable, preferential access, pricing and other conditions with respect to the JV Company's system.

     6. Exit. Upon the expiration of all FCC-imposed limitations on transferability of the licenses contributed to the JV Company to AWS alone, a one-year put period shall commence permitting Dobson to sell its interests in the JV Company to AWS, which AWS shall be obligated to purchase in exchange for an amount and on the terms to be specified in the limited liability company agreement of the JV Company described in Section 5(a) above.

     7. Change of Control. In the event of a change of control of Dobson (other than in favor of AWS), AWS (or a designee thereof) shall have a right to purchase from Dobson all of its interests in the JV Company for an amount and on terms to be mutually agreed upon in the limited liability company agreement of the JV Company described in Section 5(a) above.

     8. Termination. This Memorandum of Understanding and the obligations hereunder shall terminate upon the earlier of the full execution of the definitive documents described under Section 5 hereof and the first anniversary of the date hereof.

     9. Confidentiality. Each of Dobson and AWS, on behalf of itself and its affiliates, agrees that it will use its best efforts to maintain the confidentiality of all non-public information disclosed to it by the other or obtained as a result of negotiating or entering into this MOU or the definitive agreements contemplated herein and will not, without the prior written consent of the disclosing party, use such information other than in connection with the transactions contemplated herein, provided, however, that the foregoing confidentiality obligations do not apply to information that (i) was or becomes available to the public through no action by the receiving party or, (ii) was or becomes available to such receiving party on a non-confidential basis or (iii) in the reasonable opinion of legal counsel, must be disclosed pursuant to legal requirements, provided that prior to any such disclosure the disclosing party shall submit the proposed disclosure to the non-disclosing party, who shall have an opportunity to narrow the scope thereof to the extent permitted under applicable law.

     Further, other than in connection with legal requirements, neither party hereto shall disclose to any third party (other than professional advisers retained by such party who have been advised of and agreed to be bound by the provisions of this Section 9) the


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parties hereto, the contents hereof or the transactions contemplated hereby. All press releases or other public statements regarding this term sheet or the transactions contemplated hereby must be mutually agreed to by each of the parties hereto.

     10. Governing Law. This Memorandum of Understanding shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict-of-laws principles.








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



     IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the date first above written.

                                  AT&T WIRELESS SERVICES, INC.

                                  By:
                                     ----------------------------------------
                                       Name:
                                       Title:

                                  DOBSON COMMUNICATIONS CORPORATION

                                  By:
                                     ----------------------------------------
                                       Name:
                                       Title:

                                   SCHEDULE I

                                   JV Markets